2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Reports 2011 Results

Pro Forma RevPAR Increased 10.3 Percent; Pro Forma Hotel EBITDA Rose 24.0 Percent

Bethesda, MD, February 21, 2012 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today reported results for the fourth quarter and year ended December 31, 2011. The Company’s results include the following:

	Fourth Quarter		Full Year
	2011	2010	2011	2010
	($ in millions except per share, RevPAR and margin data)

Net income (loss) to common shareholders	$3.5	$(1.9)	$4.4	$(6.6)
Net income (loss) per diluted share	$0.07	$(0.05)	$0.08	$(0.23)

Pro forma RevPAR	$168.58	$149.45	$158.75	$143.96
Pro forma Hotel EBITDA	$31.1	$22.3	$88.3	$71.3
Pro forma Hotel EBITDA Margin	28.4%	22.8%	26.7%	23.5%

Adjusted EBITDA(1)	$28.1	$4.9	$79.3	$8.9

Adjusted FFO(1)	$16.5	$3.8	$48.9	$7.3
Adjusted FFO per diluted share(1)	$0.32	$0.10	$1.00	$0.25

(1) See tables later in this press release for a description of pro forma information and reconciliations from net income (loss) to non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA, Funds from Operations ("FFO"), FFO per share, Adjusted FFO and Adjusted FFO per share.

For the details as to which hotels are included in Pro forma RevPAR, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA, Hotel EBITDA Margins and Hotel EBITDA Per Room for the fourth quarter and full year ended December 31, 2011, refer to the Pro Forma 2011 Property Inclusion Reference Table later in this press release.

“We are extremely pleased with our portfolio’s strong performance in 2011,” said Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “This was a fantastic year for the overall hotel industry, and especially our hotels, which greatly benefited from the continued resurgence in business transient, group and leisure travel. Our overall performance exceeded our expectations.”

2011 Highlights

▪	Pro forma RevPAR: Pro forma room revenue per available room (“Pro forma RevPAR”) for the year ended December 31, 2011 increased by 10.3 percent over the same period of 2010 to $158.75. For 2011, Pro forma average daily rate (“Pro forma ADR”) grew 7.7 percent from the comparable period of 2010 to $203.31 and Pro forma Occupancy improved 2.4 percent to 78.1 percent.

▪	Pro forma Hotel EBITDA: The Company’s hotels generated $88.3 million of Pro forma Hotel EBITDA for the year ended December 31, 2011, an increase of 24.0 percent compared with the same period of 2010. For 2011, Pro forma Hotel Revenues climbed 9.2 percent, while Pro forma Hotel Expenses rose 4.7 percent. As a result, Pro forma Hotel EBITDA Margin for the year ended December 31, 2011 increased 318 basis points to 26.7 percent as compared to the same period last year.

▪	Pro forma Hotel EBITDA Per Room: The Company’s Pro Forma Hotel EBITDA Per Room for the year ended December 31, 2011 increased 23.8 percent from the comparable period of 2010 to $23,758.

▪	Adjusted EBITDA: The Company’s Adjusted EBITDA rose to $79.3 million from $8.9 million for the prior year period.

▪	Adjusted FFO: The Company’s Adjusted FFO increased to $48.9 million, compared with $7.3 million for the prior year period.

▪	Dividends: During 2011, the Company declared dividends of $0.48 per share on its common shares, $1.663 per share on its 7.875% Series A Cumulative Redeemable Preferred Shares and $0.633 per share on its 8.0% Series B Cumulative Redeemable Preferred Shares.

“The hotel industry’s fundamentals strengthened in 2011, as demand for hotel rooms in the U.S. climbed a robust 5.0 percent and supply growth declined to only 0.6 percent, allowing for significant ADR improvement and resulting in hotel industry RevPAR growth of 8.2 percent, the second strongest year of RevPAR growth over the last 23 years,” added Mr. Bortz. “Pebblebrook’s RevPAR growth of 10.3 percent for 2011 well exceeded the industry’s, as we clearly benefitted from our strategy of investing primarily in stronger urban markets in major gateway cities. Travel demand was driven by strong growth in business and leisure transient travel, as well as growing inbound international travel that remains healthy despite concerns with the global economy. These positive trends have provided us with the opportunity to successfully raise room rates at our properties while occupancies have been rising, which has occurred earlier than we expected at this point in the hotel cycle. We expect these trends will continue throughout 2012 as occupancy levels are at or above prior peak levels in many of our urban markets, which is highly encouraging.”

Fourth Quarter Highlights

▪	Pro forma RevPAR: Pro forma RevPAR in the fourth quarter of 2011 increased 12.8 percent over the same period of 2010 to $168.58. Pro forma ADR grew 6.1 percent from the fourth quarter of 2010 to $217.90. Pro forma Occupancy rose 6.3 percent to a robust 77.4 percent.

▪	Pro forma Hotel EBITDA: The hotels generated $31.1 million of Pro forma Hotel EBITDA for the quarter ended December 31, 2011, climbing 39.1 percent compared with the same period of 2010. Pro forma Hotel Revenues increased 11.6 percent, while Pro forma Hotel Expenses rose 3.5 percent. As a result, Pro forma Hotel EBITDA Margin grew dramatically to 28.4 percent for the quarter ended December 31, 2011, representing an increase of 562 basis points as compared to the same period last year.

▪	Pro forma Hotel EBITDA Per Room: The Company’s Pro Forma Hotel EBITDA Per Room for the quarter ended December 31, 2011 increased 38.1 percent from the comparable period of 2010 to $6,667.

▪	Adjusted EBITDA: The Company’s Adjusted EBITDA increased to $28.1 million from $4.9 million in the prior year period, an increase of $23.3 million.

▪	Adjusted FFO: The Company’s Adjusted FFO climbed to $16.5 million from $3.8 million in the prior year period.

▪	Dividends: On December 15, 2011, the Company declared a $0.12 per share quarterly dividend on its common shares, a $0.4921875 per share quarterly dividend on its 7.875% Series A Cumulative Redeemable Preferred Shares and a $0.50 per share quarterly dividend on its 8.0% Series B Cumulative Redeemable Preferred Shares.

Capital Reinvestment and Asset Management

During 2011, the Company reinvested approximately $57.7 million of capital improvements throughout the Company’s portfolio. The Company’s capital improvements included $16.6 million at the Westin Gaslamp Quarter, $8.4 million at the Sir Francis Drake, $6.0 million at the InterContinental Buckhead and $5.2 million at the Grand Hotel Minneapolis.

The comprehensive three-year renovation and redevelopment of the Westin Gaslamp Quarter is now in its third and final phase, which involves the renovation and reconfiguration of the hotel’s ground floor, including the exterior, porte cochère, lobby, lounge and restaurant. This stage commenced in October 2011 and is expected to be completed in May 2012.

The Company opened several restaurant and bar facilities throughout its portfolio in 2011, including the highly acclaimed Southern Art Restaurant by Art Smith and the Bourbon Bar, both at the InterContinental Hotel Buckhead, which opened in September, and the Descent Theme Bar and Lounge, which opened at the W Boston in November.

In addition, the Company commenced major renovation projects at a number of its hotels late in 2011 or early in 2012, including its comprehensive $8.8 million renovation of the Sheraton Delfina, which involves the hotel’s guest rooms, corridors, meeting rooms, lobby and public space; a $3.3 million renovation at the Argonaut San Francisco, which includes the guest rooms, corridors, meeting rooms and lobby; and a $4.6 million renovation at the Hotel Monaco Seattle, which involves the guest rooms, corridors, lobby and meeting space.

“Our capital reinvestment program is a critical component of our overall investment strategy,” noted Mr. Bortz. “The renovation and repositioning of our hotels will allow us to improve market share and ultimately increase cash flow in a meaningful way. We have already seen significant benefits from our reinvestment programs at the Sir Francis Drake, Affinia Manhattan, Westin Gaslamp and Grand Hotel Minneapolis, all of which are expected to continue to increase market share during 2012 and generate substantial increases in revenues and operating cash flow.”

In addition to its capital reinvestment programs, Pebblebrook continues to implement a comprehensive array of asset management best practices and initiatives throughout its portfolio to enhance hotel revenues while also promoting expense controls and strong margin growth. To date, the Company has identified approximately $8.7 million of asset management expense reduction opportunities, which it expects will be fully implemented during 2012.

“We are extremely pleased with the progress we’ve made in implementing our asset management initiatives and best practices across many of our hotels this year, as illustrated by our strong margin growth of 318 basis points, even though we didn’t own most of our hotels for the entire year. We expect that these improvements will continue to increase significantly in 2012 and 2013 as these efficiencies and operating enhancements are fully implemented and we find additional opportunities that will have a positive impact on our future performance,” continued Mr. Bortz.

Acquisitions

The Company successfully acquired 12 high-quality, upper-upscale, full service hotels in 2011 for a total investment of $954.1 million, comprised of 6 wholly owned hotels with a total of 1,511 rooms and a 49 percent joint venture interest in six hotels with 1,733 guest rooms. The Company’s twelve completed 2011 acquisitions are all located in highly desirable major gateway U.S. cities.

“We’re very excited about the acquisitions we’ve made in 2011, investing in many high barrier to entry, urban markets in major gateway cities including San Francisco, Seattle, West Hollywood, San Diego, Miami, Boston and New York. We believe these properties offer excellent opportunities for continued RevPAR growth, margin expansion and value creation, through renovations and the further implementation of our asset management best practice initiatives,” commented Mr. Bortz.

Since its initial public offering in December 2009, the Company has invested in 20 hotel properties encompassing 5,545 guest rooms (including six hotels through a joint venture) totaling approximately $1.6 billion of invested capital.

Capital Markets

During 2011, the Company completed several capital market transactions to help fund strategic growth and maintain its strong balance sheet. The Company raised $444.6 million in net proceeds from common and preferred share offerings and originated $67.0 million of new debt.

▪	On January 6, 2011, the Company executed a $31.0 million secured loan at a fixed annual interest rate of 5.44 percent and a term of five years. The loan is collateralized by a first mortgage on the 254-room Skamania Lodge in Stevenson, Washington.

▪	On January 21, 2011, the Company executed a $36.0 million secured loan at a fixed annual interest rate of 5.28 percent and a term of five years. The loan is collateralized by a first mortgage on the 269-room DoubleTree by Hilton Bethesda–Washington DC in Bethesda, Maryland.

▪	On March 11, 2011, the Company closed an underwritten public offering of 5.0 million shares of its 7.875% Series A Cumulative Redeemable Preferred Shares, resulting in net proceeds of $120.9 million.

▪	On April 6, 2011, the Company closed an underwritten public offering of 10.9 million common shares, resulting in net proceeds of $226.3 million.

▪	On May 3, 2011, the Company filed a $125.0 million at-the-market (“ATM”) offering program.

▪	On June 3, 2011, the Company amended and restated its senior credit agreement. The bank facility was converted to an unsecured facility, availability was increased to $200 million, interest rates were reduced, overall financial terms were substantially improved and the term of the bank facility was extended to June 2015.

▪	On July 12, 2011, the Company directly sold 600,000 shares of its 7.875% Series A Cumulative Redeemable Preferred Shares to an institutional investor at a price of $25.25 per share, resulting in net proceeds of approximately $15.1 million.

▪	On September 21, 2011, the Company closed an underwritten public offering of 3.4 million shares of its 8.00% Series B Cumulative Redeemable Preferred Shares, resulting in net proceeds of approximately $82.3 million.

“We are delighted with our continued ability to access the debt and capital markets, and the strong support that our banks and investors have continued to show in our investment strategy and management team,” commented Raymond D. Martz, Chief Financial Offer of Pebblebrook Hotel Trust. “This has allowed us to take advantage of unique acquisition opportunities in the marketplace, further strengthen our balance sheet, maintain our targeted conservative capital structure and lower our overall cost of capital.”

Balance Sheet

As of December 31, 2011, the Company had $251.5 million in consolidated debt and $284.7 million in unconsolidated, non-recourse debt at weighted average interest rates of 4.5 percent and 3.2 percent, respectively. The Company had no outstanding balance on its $200 million senior unsecured credit facility. As of December 31, 2011, the Company had $75.2 million of consolidated cash, cash equivalents and restricted cash and $18.3 million of unconsolidated cash, cash equivalents and restricted cash. The unconsolidated debt, cash, cash equivalents and restricted cash amounts represent the Company’s 49 percent pro rata interest in the Manhattan Collection, a joint venture with affiliates of Denihan Hospitality Group that owns six upper upscale hotels in Manhattan, New York. The diluted weighted average number of common shares and units outstanding for the quarter ended December 31, 2011 was 51.7 million.

On December 31, 2011, as defined by the Company’s credit agreement, the Company’s fixed charge coverage ratio was 2.6 times, total net debt to trailing 12 month Corporate EBITDA was 5.0 times and total debt to total assets ratio was 31 percent. Excluding its off-balance sheet joint venture interest in the Manhattan Collection, the Company’s fixed charge coverage ratio was 2.3 times, net debt to trailing 12 month Corporate EBITDA was 2.8 times and total debt to total assets ratio was 17 percent.

Subsequent Events

▪	On January 11, 2012, the Company executed a $46.0 million secured loan at a fixed annual interest rate of 4.36 percent and a term of five years. The loan is collateralized by a first mortgage on the 183-room Hotel Monaco Washington, DC.

•	On February 1, 2012, the Company paid off the $56.1 million loan secured by the 306-room Sofitel Philadelphia with proceeds from the Company’s unsecured credit facility and available cash on its balance sheet.

▪	On February 15, 2012, the Company executed a $47.0 million secured loan at a fixed annual interest rate of 4.25 percent and a term of five years. The loan is collateralized by a first mortgage on the 252-room Argonaut Hotel in San Francisco, CA.

Following the completion of these financings, as of February 21, 2012, the Company has approximately $226.3 million of consolidated debt outstanding and $282.4 million in unconsolidated, non-recourse debt at weighted average interest rates of 4.7 percent and 3.2 percent, respectively. The consolidated debt balance includes $15.0 million outstanding on the Company’s $200 million senior unsecured credit facility. The Company has approximately $40.0 million of consolidated cash, cash equivalents and restricted cash and approximately $17.2 million of unconsolidated cash, cash equivalents and restricted cash. The unconsolidated debt, cash, cash equivalents and restricted cash amounts represent the Company’s 49 percent pro rata interest in the Company’s Manhattan Collection portfolio, a joint venture with affiliates of Denihan Hospitality Group that owns six upper upscale hotels in Manhattan, New York.

2012 Outlook

The Company's outlook for 2012, which assumes continued improvement in economic activity, positive business travel trends and other significant assumptions detailed below, is as follows:

	2012 Outlook
	Low	High
	($ in millions except per share and RevPAR data)
Net income (loss) to common shareholders	$3.0	$8.0
Net income (loss) per diluted share	$0.05	$0.15

Adjusted EBITDA	$110.0	$115.0

Adjusted FFO	$62.0	$67.0
Adjusted FFO per diluted share	$1.19	$1.29

This 2012 outlook is based on the following estimates and assumptions:

U.S. GDP Growth	2.0%	2.5%
U.S. Hotel Industry RevPAR Growth	6.0%	8.0%

Portfolio RevPAR	$173	$176
Portfolio RevPAR Growth	8.0%	10.0%

Portfolio Hotel EBITDA	$121.0	$126.0
Portfolio Hotel EBITDA Margin	27.5%	28.0%
Portfolio Hotel EBITDA Margin Growth	250 bps	300 bps

Corporate cash general and administrative expenses	$9.0	$9.5
Corporate non-cash general and administrative expenses	$3.5	$3.7

Total capital investments related to renovations, capital maintenance and return on investment projects	$50.0	$60.0

Weighted average fully diluted shares and units	52.0	52.0

The Company’s 2012 outlook includes the effects of the Company’s 49 percent pro rata interest in the Manhattan Collection.

Earnings Call

The Company will conduct its quarterly analyst and investor conference call on Wednesday, February 22, 2012 at 9:00 AM EST. To participate in the conference call, please dial (888) 481-2845 approximately ten minutes before the call begins. Additionally, a live webcast of the conference call will be available through the Company’s website. To access the webcast, log on to http://www.pebblebrookhotels.com ten minutes prior to the conference call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of http://www.pebblebrookhotels.com.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full service hotels located in urban markets in major gateway cities. The Company owns 20 hotels, comprised of 14 wholly owned hotels, with a total of 3,812 guest rooms and a 49 percent joint venture interest in six hotels with 1,733 guest rooms. The Company owns, or has an ownership interest in, hotels located in nine states and the District of Columbia, including 14 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Columbia River Gorge, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; West Hollywood, California; Miami, Florida; Boston, Massachusetts; and New York, New York. For more information, please visit www.pebblebrookhotels.com.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections and forecasts of U.S. GDP growth, U.S. hotel industry RevPAR growth, the Company’s net income, FFO, EBITDA, Adjusted FFO, Adjusted EBITDA, RevPAR, EBITDA Margin and EBITDA Margin Growth, and the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and its share of future markets; forecasts of hotel industry performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this release is as of February 21, 2012. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

###

Additional Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at

www.pebblebrookhotels.com

Pebblebrook Hotel Trust

Consolidated Balance Sheets

(In thousands, except share and per-share data)

	December 31, 2011	December 31, 2010

ASSETS

Investment in hotel properties, net	$1,127,484	$599,714
Investment in unconsolidated joint ventures	171,765	-
Ground lease asset, net	10,502	10,721
Cash and cash equivalents	65,684	220,722
Restricted cash	9,469	4,485
Hotel receivables (net of allowance for doubtful accounts of $71 and $13, respectively)	11,312	3,924
Deferred financing costs, net	3,487	2,718
Prepaid expenses and other assets	16,929	13,231
Total assets	$1,416,632	$855,515

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Senior unsecured revolving credit facility	$-	$-
Mortgage debt	251,539	143,570
Accounts payable and accrued expenses	33,333	15,799
Advance deposits	4,380	2,482
Accrued interest	1,000	304
Distribution payable	10,032	4,908
Total liabilities	300,284	167,063
Commitments and contingencies
Shareholders' equity:
Preferred shares of beneficial interest, $.01 value, 100,000,000 shares authorized;
9,000,000 and 0 shares issued and outstanding at December 31, 2011 and at
December 31, 2010, respectively	90	-
Common shares of beneficial interest, $.01 par value, 500,000,000 shares authorized;
50,769,024 issued and outstanding at December 31, 2011 and 39,814,760 issued and
outstanding at December 31, 2010, respectively	508	398
Additional paid-in capital	1,142,905	698,100
Accumulated deficit and distributions	(30,252)	(11,586)
Total shareholders' equity	1,113,251	686,912
Non-controlling interests	3,097	1,540
Total equity	1,116,348	688,452
Total liabilities and equity	$1,416,632	$855,515

 Pebblebrook

Hotel TrustConsolidated Statements of Operations

(In thousands, except share and per-share data)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(Unaudited)
REVENUES:
Hotel operating revenues:
Room	$49,882	$18,639	$177,479	$32,804
Food and beverage	29,318	13,398	92,898	21,984
Other operating	5,209	1,871	17,610	2,973
Total revenues	84,409	33,908	287,987	57,761

EXPENSES:
Hotel operating expenses:
Room	13,586	5,651	47,570	9,718
Food and beverage	20,360	9,093	65,783	15,113
Other direct	2,523	795	8,353	1,288
Other indirect	23,061	10,073	79,648	16,724
Total hotel operating expenses	59,530	25,612	201,354	42,843
Depreciation and amortization	9,519	3,516	30,945	5,776
Real estate taxes, personal property taxes and property insurance	3,954	1,311	12,895	2,220
Ground rent	464	113	1,814	124
General and administrative	3,207	2,948	11,460	8,319
Hotel acquisition costs	16	1,770	3,392	6,581
Total operating expenses	76,690	35,270	261,860	65,863
Operating income (loss)	7,719	(1,362)	26,127	(8,102)
Interest income	53	507	868	3,020
Interest expense	(3,576)	(1,169)	(13,653)	(1,640)
Other income	-	-	85	-
Equity in earnings of joint ventures	4,135	-	2,336	-
Net income (loss) before income taxes	8,331	(2,024)	15,763	(6,722)
Income tax (expense) benefit	(225)	103	(564)	80
Net income (loss)	8,106	(1,921)	15,199	(6,642)
Net income (loss) attributable to non-controlling interests	144	-	343	-
Net income (loss) attributable to the Company	7,962	(1,921)	14,856	(6,642)
Distributions to preferred shareholders	(4,506)	-	(10,413)	-
Net income (loss) attributable to common shareholders	$3,456	$(1,921)	$4,443	$(6,642)

Net income (loss) per share available to common shareholders, basic and diluted	$0.07	$(0.05)	$0.08	$(0.23)

Weighted-average number of common shares, basic	50,765,629	39,811,451	47,921,200	28,669,851
Weighted-average number of common shares, diluted	50,781,408	39,811,451	47,966,307	28,669,851

Pebblebrook Hotel Trust

Reconciliation of Net Income (Loss) Attributable to Common

Shareholders to FFO, EBITDA, Adjusted FFO and Adjusted EBITDA

(In thousands, except share and per-share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Net income (loss) attributable to common shareholders	$3,456	$(1,921)	$4,443	$(6,642)
Depreciation and amortization	9,482	3,488	30,807	5,698
Depreciation and amortization from joint ventures	2,762	-	3,931	-
Non-controlling interests	144	-	343	-
FFO	$15,844	$1,567	$39,524	$(944)
Hotel acquisition costs	16	1,770	3,392	6,581
Reorganization costs from joint ventures	176	-	4,144	-
Ground lease amortization	55	69	219	69
Amortization of LTIP units	394	395	1,579	1,577
Adjusted FFO	$16,485	$3,801	$48,858	$7,283

FFO per common share - basic	$0.31	$0.04	$0.81	$(0.03)
FFO per common share - diluted	$0.31	$0.04	$0.81	$(0.03)
Adjusted FFO per common share - basic	$0.32	$0.10	$1.00	$0.25
Adjusted FFO per common share - diluted	$0.32	$0.10	$1.00	$0.25

Weighted-average number of basic common shares and units	51,694,728	39,811,451	48,850,299	28,669,851
Weighted-average number of fully diluted common shares and units	51,710,507	39,821,579	48,895,406	28,716,106

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Net income (loss) attributable to common shareholders	$3,456	$(1,921)	$4,443	$(6,642)
Interest expense	3,576	1,169	13,653	1,640
Interest expense from joint ventures	3,316	-	5,680	-
Income tax expense (benefit)	225	(103)	564	(80)
Depreciation and amortization	9,519	3,516	30,945	5,776
Depreciation and amortization from joint ventures	2,762	-	3,931	-
Non-controlling interests	144	-	343	-
Distributions to preferred shareholders	4,506	-	10,413	-
EBITDA	$27,504	$2,661	$69,972	$694
Hotel acquisition costs	16	1,770	3,392	6,581
Reorganization costs from joint ventures	176	-	4,144	-
Ground lease amortization	55	69	219	69
Amortization of LTIP units	394	395	1,579	1,577
Adjusted EBITDA	$28,145	$4,895	$79,306	$8,921

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules to supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP").

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations - Funds from operations (“FFO”) represents net income (computed in accordance with GAAP), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - The Company believes that EBITDA provides investors a useful financial measure to evaluate its operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

The Company’s presentation of FFO in accordance with the NAREIT white paper and EBITDA, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The table above is a reconciliation of the Company’s FFO and EBITDA calculations to net income in accordance with GAAP.

The Company also evaluates its performance by reviewing Adjusted EBITDA and Adjusted FFO, because it believes that adjusting EBITDA and FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDA and Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts EBITDA and FFO for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDA and Adjusted FFO:

- Non-Cash Ground Rent: The Company excludes the non-cash amortization expense of the Company's ground lease asset.

- Acquisition Costs: The Company excludes acquisition transaction costs expensed during the period because it believes that including these costs in EBITDA and FFO does not reflect the underlying financial performance of the Company and its hotels.

- Amortization of LTIP Units: The Company excludes the non-cash amortization of LTIP Units expensed during the period.

- Reorganization costs from joint ventures: The Company excludes reorganization costs from joint venture expensed during the period because it believes that including these costs in EBITDA and FFO does not reflect the underlying financial performance of the Company and its hotels.

Pebblebrook Hotel Trust

Manhattan Collection Statements of Operations

(Represents the Company's 49% ownership interest in the Manhattan Collection)

(In thousands, except share and per share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
REVENUES:
Hotel operating revenues:
Room	$22,391	$-	$36,404	$-
Food and beverage	1,794	-	2,629	-
Other operating	711	-	1,154	-
Total revenues	24,896	-	40,187	-
EXPENSES:
Total hotel expenses	14,544	-	24,150	-
Depreciation and amortization	2,762	-	3,931	-
Total operating expenses	17,306	-	28,081	-
Operating income (loss)	7,590	-	12,106	-
Interest income	37	-	54	-
Interest expense	(3,316)	-	(5,680)	-
Reorganization costs	(176)	-	(4,144)	-
Equity in earnings of joint venture	$4,135	$-	$2,336	$-

DEBT:	Spread over 30-day LIBOR	Loan Amount	Maturity
Mortgage and mezzanine	300 bps (a)	$284,680	February 2013
Cash and cash equivalents		(1,710)
Net Debt		282,970
Restricted cash		(16,621)
Net Debt including restricted cash		$266,349

(a)	Represents the estimated weighted average spread of the mortgage and the mezzanine debt outstanding.

Notes:

These hotel operating results represent the Company's period of ownership for the Company's Manhattan Collection. The Manhattan Collection consists of the following six hotels: Affinia Manhattan, Affinia 50, Affinia Dumont, Affinia Shelburne, Affinia Gardens and The Benjamin. The hotel operating results for the Manhattan Collection only include 49% of the results for the 6 properties to reflect the Company's 49% ownership interest in the hotels.

The information above has not been audited and has been presented only for informational purposes.

Pebblebrook Hotel Trust

Pro Forma Hotel Statistical Data

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Total Portfolio
Pro forma Occupancy	77.4%	72.8%	78.1%	76.2%
Increase/(Decrease)	6.3%		2.4%
Pro forma ADR	$217.90	$205.43	$203.31	$188.83
Increase/(Decrease)	6.1%		7.7%
Pro forma RevPAR	$168.58	$149.45	$158.75	$143.96
Increase/(Decrease)	12.8%		10.3%

Notes:

This schedule of hotel results for the three months ended December 31, includes information from all of the hotels the Company owned as of December 31, 2011 . Results for the Manhattan Collection reflect Pebblebrook's 49% ownership interest. The schedule of hotel results for the full year ended December 31, includes information from all of the hotels the Company owned as of December 31, 2011 except for the Westin Gaslamp Quarter, Monaco Seattle and Mondrian Los Angeles for the first quarter of both 2011 and 2010, the Viceroy Miami, W Boston and Pebblebrook's 49% ownership interest Manhattan Collection for the first and second quarters of both 2011 and 2010 and the Grand Hotel Minneapolis for the first, second and third quarters of both 2011 and 2010. These hotel results for the respective periods include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust

Manhattan Collection Pro Forma Hotel Statistical Data

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Total Portfolio
Pro forma Occupancy	92.5%	88.4%	91.7%	90.1%
Increase/(Decrease)	4.6%		1.8%
Pro forma ADR	$309.95	$291.15	$294.65	$272.88
Increase/(Decrease)	6.5%		8.0%
Pro forma RevPAR	$286.77	$257.51	$270.27	$245.90
Increase/(Decrease)	11.4%		9.9%

Notes:

This schedule of hotel results for the three months ended December 31, includes information for the 6 hotels that make up the Manhattan Collection as of December 31, 2011. The schedule of hotel results for the full year ended December 31, includes information for the 6 hotels that make up the Manhattan Collection as of December 31, 2011, except for the first and second quarters of both 2011 and 2010. These hotel results for the respective periods include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust

Hotel Operational Data

Schedule of Pro Forma Hotel Results

(In thousands)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Pro Forma Hotel Revenues:
Rooms	$72,293	$63,641	$215,416	$195,077
Food and beverage	29,567	27,597	97,884	91,793
Other	7,640	6,899	17,293	15,848
Total hotel revenues	109,500	98,137	330,593	302,718

Pro Forma Hotel Expenses:
Rooms	19,219	18,356	57,812	54,769
Food and beverage	20,710	19,859	69,667	66,792
Other direct	3,967	4,036	8,321	7,957
General and administrative	9,726	9,618	29,929	27,768
Sales and marketing	7,184	6,933	22,819	21,430
Management fees	3,031	2,949	9,490	10,411
Property operations and maintenance	3,584	3,678	11,238	11,261
Energy and utilities	3,272	3,495	10,793	10,978
Property taxes	4,927	3,802	13,007	10,639
Other fixed expenses	2,802	3,070	9,187	9,455
Total hotel expenses	78,422	75,796	242,263	231,460

Pro Forma Hotel EBITDA	$31,078	$22,341	$88,330	$71,258

Pro Forma Hotel EBITDA Per Room	$6,667	$4,827	$23,759	$19,194

Notes:

This schedule of hotel results for the three months ended December 31, includes information from all of the hotels the Company owned as of December 31, 2011. Results for the Manhattan Collection reflect Pebblebrook's 49% ownership interest.

The schedule of hotel results for the full year ended December 31, includes information from all of the hotels the Company owned as of December 31, 2011 except for the Westin Gaslamp Quarter, Monaco Seattle and Mondrian Los Angeles for the first quarter of both 2011 and 2010, the Viceroy Miami, W Boston and Pebblebrook's 49% ownership interest Manhattan Collection for the first and second quarters of both 2011 and 2010 and the Grand Hotel Minneapolis for the first, second and third quarters of both 2011 and 2010. These hotel results for the respective periods include information reflecting operational performance prior to the Company's ownership of the hotels. In addition, the information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust

Hotel Operational Data

Schedule of Pro Forma Manhattan Collection Hotel Results

(In thousands)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Pro Forma Hotel Revenues:
Rooms	$22,404	$19,038	$41,096	$36,360
Food and beverage	1,794	1,080	2,960	1,499
Other	883	669	1,527	1,330
Total hotel revenues	25,081	20,787	45,583	39,189

Pro Forma Hotel Expenses:
Rooms	5,685	5,239	11,029	10,104
Food and beverage	1,610	1,195	2,848	1,707
Other direct	106	116	215	224
General and administrative	1,999	1,870	3,841	3,510
Sales and marketing	1,246	975	2,437	1,924
Management fees	779	634	1,412	1,186
Property operations and maintenance	740	751	1,469	1,495
Energy and utilities	581	617	1,275	1,316
Property taxes	1,671	1,506	3,400	3,146
Other fixed expenses	124	466	332	715
Total hotel expenses	14,541	13,369	28,258	25,327

Pro Forma Hotel EBITDA	$10,540	$7,418	$17,325	$13,862

Pro Forma Hotel EBITDA Per Room	$12,412	$9,231	$20,965	$17,249

Notes:

This schedule of hotel results for the three months ended December 31, includes information for the 6 hotels that make up the Manhattan Collection as of December 31, 2011. The schedule of hotel results for the full year ended December 31, includes information for the 6 hotels that make up the Manhattan Collection as of December 31, 2011, except for the first and second quarters of both 2011 and 2010. These hotel results for the respective periods include information reflecting operational performance prior to the Company's ownership of the hotels. In addition, the information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust

Pro Forma 2011 Property Inclusion Reference Table

Hotels	Q1	Q2	Q3	Q4
DoubleTree by Hilton Bethesda	X	X	X	X
Sir Francis Drake	X	X	X	X
InterContinental Buckhead	X	X	X	X
Hotel Monaco Washington, DC	X	X	X	X
Grand Hotel Minneapolis				X
Skamania Lodge	X	X	X	X
Sheraton Delfina Santa Monica	X	X	X	X
Sofitel Philadelphia	X	X	X	X
Argonaut Hotel	X	X	X	X
Hotel Monaco Seattle		X	X	X
Westin Gaslamp Quarter San Diego		X	X	X
Mondrian Los Angeles		X	X	X
Viceroy Miami			X	X
W Boston			X	X
Manhattan Collection			X	X

Notes:

A property marked with an "X" in a specific quarter denotes that the pro forma operating results of that property are included in the Pro Forma Hotel Statistical Data, Schedule of Pro Forma Hotel Results and the 2011 Outlook for the respective calendar quarter in 2011 and 2010.

The Company’s fourth quarter Pro forma RevPAR, RevPAR Growth, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin include all of the hotels the Company owned as of December 31, 2011. Results for the Manhattan Collection reflect Pebblebrook's 49% ownership interest.

The Company’s full year Pro forma RevPAR, RevPAR Growth ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin include all of the hotels the Company owned as of December 31, 2011, except for the Westin Gaslamp Quarter San Diego, Hotel Monaco Seattle and Mondrian Los Angeles for the first quarter of both 2011 and 2010, the Viceroy Miami, W Boston and Pebblebrook's 49% ownership interest Manhattan Collection for the first and second quarters of both 2011 and 2010 and the Grand Hotel Minneapolis for the first, second and third quarters of both 2011 and 2010. These operating statistics and financial results include periods prior to the Company’s ownership of the hotels.

The Company's estimates and assumptions for Pro forma RevPAR, RevPAR Growth, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin for the Company's 2012 Outlook include the hotels owned as of February 21, 2012. These operating statistics and financial results include periods prior to the Company’s ownership of the hotels. The hotel operating estimates and assumptions for the Manhattan Collection included in the Company's 2012 Outlook only reflect the Company's 49% ownership interest in the hotels.

 Pebblebrook Hotel Trust

Historical Hotel Pro Forma Operating Data

(In thousands, except Occupancy, ADR and RevPAR)

(Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2011	2011	2011	2011	2011

Pro forma Occupancy	70.0%	79.2%	84.4%	77.4%	77.8%
Pro forma ADR	$188	$208	$210	$218	$207
Pro forma RevPAR	$131	$165	$177	$169	$161

Pro forma Hotel Revenues	$87.1	$105.8	$109.0	$109.5	$411.4
Pro forma Hotel EBITDA	$13.3	$27.9	$30.6	$31.1	$102.9

Notes:

These historical hotel operating results include information from the following hotels: DoubleTree by Hilton Bethesda-Washington DC; Sir Francis Drake; InterContinental Buckhead; Hotel Monaco Washington, DC; Grand Hotel Minneapolis; Skamania Lodge; Sheraton Delfina; Sofitel Philadelphia; Argonaut Hotel; the Westin Gaslamp Quarter San Diego; Hotel Monaco Seattle, Mondrian Los Angeles, Viceroy Miami, W Boston and the 6 hotel properties in the Manhattan Collection. The hotel operating results for the Manhattan Collection only include 49% of the results for the 6 properties to reflect the Company's 49% ownership interest in the hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust

Historical Manhattan Collection Pro Forma Operating Data

(In thousands, except Occupancy, ADR and RevPAR)

(Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2011	2011	2011	2011	2011

Pro forma Occupancy	81.2%	84.5%	90.9%	92.5%	87.4%
Pro forma ADR	$194	$270	$278	$310	$266
Pro forma RevPAR	$158	$228	$253	$287	$233

Pro forma Hotel Revenues	$13.3	$18.7	$20.5	$25.1	$77.6
Pro forma Hotel EBITDA	$1.0	$5.7	$6.8	$10.5	$24.0

Notes:

These historical hotel operating results include information from the 6 hotel properties in the Manhattan Collection. The hotel operating results for the Manhattan Collection only include 49% of the results for the 6 properties to reflect the Company's 49% ownership interest in the hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust

Historical Hotel Pro Forma EBITDA by Property

(In thousands)

(Unaudited)

	Year ended December 31,
Hotel	2011	2010

DoubleTree by Hilton Bethesda-Washington DC	$4.7	$4.7
Sir Francis Drake	5.0	3.4
InterContinental Buckhead	9.6	8.3
Hotel Monaco Washington, DC	6.9	5.5
The Grand Hotel Minneapolis	2.4	1.5
Skamania Lodge	4.8	4.4
Sheraton Delfina	6.8	5.3
Sofitel Philadelphia	6.0	4.3
Argonaut Hotel	6.5	5.2
Westin Gaslamp Quarter San Diego	8.2	8.4
Hotel Monaco Seattle	2.9	2.2
Mondrian Los Angeles	8.9	7.9
Viceroy Miami	1.8	(0.7)
W Boston	4.4	3.8
Manhattan Collection	24.0	21.9
Total Hotel EBITDA	$102.9	$86.1

Notes

These historical Hotel EBITDA results include information for all of the hotels the company owned as of December 31, 2011. The 2010 Hotel EBITDA for The Grand Hotel Minneapolis EBITDA is an estimate, as operating information prior to Pebblebrook's ownership is not auditable and cannot be verified. The hotel EBITDA results for the Manhattan Collection include 49% of the actual results for the 6 properties to reflect the Company's 49% ownership interest in these hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.

The information above has not been audited and has been presented only for comparison purposes.